Exhibit 3.1

Amended and Restated Certificate of Incorporation

of

Central European Distribution Corporation

The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 4, 1997. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and so amended shall read as follows:

ARTICLE 1

Name

The name of this corporation is Central European Distribution Corporation (the “Corporation”).

ARTICLE 2

Registered Office and Agent

The registered office of the Corporation shall be located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The registered agent of the Corporation at such address shall be Corporation Service Company.

ARTICLE 3

Purpose and Powers

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. The Corporation shall have all power necessary or convenient to the conduct, promotion, or attainment of such acts and activities.

ARTICLE 4

Capital Stock

4.1 Authorized Shares. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 100,000, consisting of:

90,000 shares of common stock having a par value of $0.01 per share (“Common Stock” and each share thereof, a “Common Share”); and

10,000 shares of preferred stock having a par value of $0.01 per share (“Preferred Stock” and each share thereof, a “Preferred Share”).

4.2 Common Stock.

4.2.1 Relative Rights. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate(s) of designation filed to establish the respective series of Preferred Stock. Subject to applicable law and except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation (this “Certificate”), each Common Share shall have the same relative rights as and be identical in all respects to each other Common Share.

4.2.2 Dividends.

(a) Whenever there shall have been paid, or declared and set aside for payment, to the holders of the shares of any class of stock having preference over the Common Stock as to the payments of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation (the “Board of Directors” and each member thereof, from time to time, a “Director”).

(b) The Board of Directors may fix a record date for the determination of holders of shares of Common Stock entitled to receive payment of a dividend declared thereon, which record date shall be not more than sixty (60) days nor less than ten (10) days prior to the date fixed for payment of such dividend.

4.2.3 Dissolution, Liquidation, or Winding Up. In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preferences over the Common Stock in the event of dissolution, liquidation, or winding up the full preferential amounts (if any) to which they are entitled.

4.2.4 Voting Rights. Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation (the “Stockholders”) and, to cast one (1) vote for each share of Common Stock held of record upon any matter or thing (including without limitation, the election of one or more Directors) properly considered and acted upon by the Stockholders.

4.3 Blank Check Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by the DGCL and the provisions of this Certificate, to provide by resolution or resolutions from time to time, and by filing a certificate(s) pursuant to the DGCL, for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions of such preferences and rights, including, without limitation, dividend rights, conversion rights, voting rights (if any), redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class, unless a vote of any such holders is required pursuant to the terms of any certificate of designation. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

4.4 Restriction on Issuance of Non-Voting Equity Securities. Notwithstanding anything herein to the contrary, the Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) as in effect on the date of the filing of this Certificate with the Secretary of State of the State of Delaware; provided, that the foregoing restriction (a) will have no further force and effect beyond that required under Section 1123 of the Bankruptcy Code, (b) will only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

ARTICLE 5

Board of Directors

5.1 Composition of the Board of Directors. The number of Directors shall be fixed from time to time by or in the manner provided in the bylaws of the Corporation (the “By-Laws”). Upon the filing in the Office of the Secretary of the State of Delaware of this Certificate, the following persons, having the indicated mailing addresses, shall serve as the Directors until the next annual meeting of the Stockholders or until their successors are elected and qualify:

Name	Mailing Address

Roustam Tariko	c/o Central European Distribution Corporation 3000 Atrium Way, Suite 265 Mt. Laurel, New Jersey 08054

N. Scott Fine	c/o Central European Distribution Corporation 3000 Atrium Way, Suite 265 Mt. Laurel, New Jersey 08054

Judge Joseph Farnan, Jr.	c/o Central European Distribution Corporation 3000 Atrium Way, Suite 265 Mt. Laurel, New Jersey 08054

Alessandro Picchi	c/o Central European Distribution Corporation 3000 Atrium Way, Suite 265 Mt. Laurel, New Jersey 08054

Jose Aragon	c/o Central European Distribution Corporation 3000 Atrium Way, Suite 265 Mt. Laurel, New Jersey 08054

Pavel Merkul	c/o Central European Distribution Corporation 3000 Atrium Way, Suite 265 Mt. Laurel, New Jersey 08054

Eberhard von Löhneysen	c/o Central European Distribution Corporation 3000 Atrium Way, Suite 265 Mt. Laurel, New Jersey 08054

5.2 Tenure. The terms of all other Directors expire at the next annual Stockholders’ meeting following their election, or upon such Director’s earlier death, resignation or removal.

5.3 Election. Subject to Sections 5.2 and 6.1.3, any vacancy occurring in the Board of Directors, including any vacancy created by an increase in the number of Directors, shall be filled by the vote of a majority of the Directors then in office, whether or not a quorum, or by the sole remaining Director, and any Director so chosen shall hold office until the next election of Directors and until such Director’s successor shall have been elected and qualified, or until such Director’s earlier resignation or removal. Subject to Section 6.1.2, a Director may be removed with or without cause, but in any case such removal shall only be effective if accomplished by the affirmative vote of the holders of not less than a majority of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote generally in the election of Directors cast at a meeting of the Stockholders called for that purpose, notwithstanding the fact that a lesser percentage may be specified by law. Unless and except to the extent that the By-Laws shall otherwise require, the election of Directors need not be by written ballot.

5.4 Management of the Business and Affairs of the Corporation. Except as otherwise expressly provided in this Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

5.5 Limitation of Liability. No Director shall be liable to the Corporation or any of the Stockholders for monetary damages for breach of fiduciary duty as a Director, provided, that this provision shall not eliminate or limit the liability of a Director (a) for any breach of such Director’s duty of loyalty to the Corporation or the Stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which such Director derived an improper personal benefit. Any repeal or modification of this Section 5.5 shall be prospective only and shall not adversely affect any right or protection of, or any limitation on the liability of, a Director existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

ARTICLE 6

Minority Stockholder Protections

6.1 Minority Stockholder Right to Nominate a Director

6.1.1 Minority Stockholder Nomination Right. During the period beginning with the Conversion Threshold Date and ending at the earlier to occur of (i) the End Date (as defined in Section 6.2) and (ii) such time as the RTL Group collectively beneficially owns less than thirty percent (30%) of the outstanding Common Shares (such period, the “Protected Period”), in any election of Directors, the Minority Stockholders shall have the right to select one (1) nominee (a “Minority Nominee”) for election to the Board of Directors, which Minority Nominee may be nominated only by Minority Stockholders representing both (x) at least fifty percent (50%) of the Minority Shares then outstanding and (y) at least ten percent (10%) of the Common Shares then outstanding (the “Requesting Stockholder Group” and each Minority Stockholder who is part of the Requesting Stockholder Group, a “Requesting Stockholder”) in compliance with the procedures established by this Section 6.1.

6.1.2 Minority Nomination Requirements.

(a) For a nomination of a Minority Nominee to be properly brought before an annual meeting of the Stockholders, the Requesting Stockholder Group must have given timely and proper notice thereof in writing to the Secretary of the Corporation, in accordance with, and containing all information and the completed questionnaire provided for in, this Section 6.1 (a “Minority Nomination Notice”). To be timely, the Minority Nomination Notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 60th day nor earlier than the close of business on the 120th day before the first anniversary of the preceding year’s annual meeting of the Stockholders; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date (or if there was no preceding year annual meeting), the Minority Nomination Notice to be timely must be so delivered not earlier than the close of business on the 120th day before such annual meeting and not later than the close of business on the later of the 60th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. A Minority Nomination Notice to the Secretary of the Corporation shall set forth: (i) with respect to such Minority Nominee (A) the name, age, business address, residence address and telephone number of such Minority Nominee, (B) the principal occupation or employment of such Minority Nominee, (C) the class and number of shares of stock of the Corporation that are owned (beneficially and of record) by or on behalf of such Minority Nominee as of the date of the applicable Minority Nomination Notice, (D) a description of such Minority Nominee’s qualifications to be a Director and (E) a statement as to whether such Minority Nominee would be an independent director, and the basis therefor, under the Corporate Governance Requirements of the Nasdaq Stock Market (the “NASDAQ”), whether or not the Common Stock is then listed on NASDAQ or the Corporation is exempt from the requirement for its board of directors to have a majority of Independent Directors (the “Independence Requirements”) and (ii) as to each Requesting Stockholder, (A) the name and address of such Requesting Stockholder and any beneficial owners and/or holders of record of such Requesting Stockholder’s shares of stock, (B) the class and number of shares of stock of the Corporation that are owned (beneficially and of record) by or on behalf of such Requesting Stockholder as of the date of the applicable Minority

Nomination Notice, and (C) a representation and agreement that such Requesting Stockholder will notify the Corporation in writing of the class and number of shares of stock of the Corporation that are owned (beneficially and of record) by or on behalf of the Requesting Stockholder as of the record date for the meeting, not later than the close of business on the third business day following the later of the record date or the date of Public Disclosure of the record date.

(b) A Minority Nomination Notice shall also include a completed questionnaire (in the form provided by the Secretary of the Corporation upon request by the Requesting Stockholder Group) signed by such Minority Nominee with respect to information of the type required by the Corporation’s Questionnaires for Directors and Officers of the Corporation in connection with the Annual Meeting of Stockholders and Various Reports to the Securities and Exchange Commission.

(c) No person proposed to be nominated by the Requesting Stockholder Group shall be eligible for election as a director of the Corporation unless such person (i) satisfies the Independence Requirements and (ii) is nominated in accordance with the procedures set forth in this Section 6.1. At each annual or special meeting of the Stockholders at which Directors are to be elected during the Protected Period, the Corporation shall include a Minority Nominee nominated in accordance with the procedures set forth in this Section 6.1.2 in the slate of nominees recommended by the Board of Directors and in the Corporation’s notice of such meeting; provided, that the Board of Directors may refuse to include any Minority Nominee who is manifestly unsuitable to serve as a Director by reason of prior criminal or civil misconduct or demonstrable lack of qualification; provided, further, that if the Board of Directors refuses to include a Minority Nominee pursuant to the immediately preceding proviso, the Corporation shall take such action as may be necessary to enable the Requesting Stockholder Group sufficient time to propose an alternative Minority Nominee for election at the annual meeting of Stockholders with respect to which the initial Minority Nominee was to have been proposed for election.

(d) If the Requesting Stockholder Group does not give timely and proper notice of its intention to nominate a Minority Nominee at an annual meeting to the Secretary of the Corporation in accordance with, and containing all information and the completed questionnaire provided for in, this Section 6.1.2, or if a qualified representative of the Requesting Stockholder Group does not appear at the meeting to nominate such Minority Nominee for election as a Director of the Corporation, then, in any such case, such proposed nomination shall not be made, notwithstanding the fact that proxies in respect of such nomination may have been solicited or obtained. The chairman of the meeting shall, if the facts warrant, determine that the nomination was not properly made in accordance with the provisions of this Section 6.1.2, and, if the chairman should so determine, he or she shall declare to the meeting that such nomination was not properly made and shall be disregarded.

(e) The requirements of this Section 6.1.2 shall apply to the nomination by the Requesting Stockholder Group of a Minority Nominee for election as a Director without regard to whether such nomination also is intended to be included in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act, or whether such nomination is presented to Stockholders by means of a proxy solicitation by any person other than by or on behalf of the Board of Directors.

6.1.3 Term. A Director nominated in accordance with this Section 6.1 (a “Minority Director”) shall serve in such capacity until his or her earlier death, disability, resignation or removal, where removal of such a Minority Director may be made (a) with cause (which shall include, without limitation, any failure by such Minority Director to satisfy the Independence Requirements) by the affirmative vote of not less than a majority of the shares of capital stock of the Corporation issued and outstanding and entitled to vote generally in the election of Directors, or (b) with or without cause by the affirmative vote of the holders of not less than a majority of Minority Shares then outstanding.

6.1.4 Vacancies. If any Minority Director ceases to serve on the Board of Directors (whether by reason of death, resignation or removal in accordance with Section 6.1.3), the Minority Stockholders shall have the right to nominate a successor Minority Director to fill such vacancy in accordance with this Section 6.1.

6.2 Jurisdiction of Incorporation. Until such time as (a) all of the New Secured Notes and all of the New Convertible Secured Notes have been redeemed, repaid or converted in their entirety, as applicable, and (b) no Minority Shares remain outstanding (the “End Date”), the Corporation shall remain incorporated and domiciled in and subject to the laws of the State of Delaware.

6.3 Listing. If requested in writing by Minority Stockholders holding Minority Shares constituting at least ten percent (10%) of the outstanding Common Shares, the Corporation shall use all commercially reasonable efforts to cause its Common Stock to, as promptly as practicable, be listed on the NASDAQ, or, at the Corporation’s option, any other U.S. national securities exchange reasonably acceptable to a majority of such requesting Minority Stockholders on which the Corporation is eligible to list.

6.4 Registration Rights.

6.4.1 Right to Piggyback. Each Minority Stockholder who (a) upon the initial conversion by such Minority Stockholder of its New Convertible Secured Notes held at least one percent (1%) of the then outstanding Common Shares and (b) at the time of the applicable Piggyback Offering (as defined below), holds at least one percent (1%) of the then outstanding Common Shares (an “Eligible Minority Stockholder”) shall be entitled on not more than three (3) occasions to include its Minority Shares in a Piggyback Offering, on the terms and subject to the conditions set forth in this Section 6.4.

6.4.2 Notice of Piggyback Offering. Whenever the Corporation proposes to engage in a Piggyback Offering, it shall send prompt written notice to each Eligible Minority Stockholder of its intention to effect such Piggyback Offering. In the case of a Piggyback Offering that is a Public Offering under a shelf registration statement, such notice shall be sent no fewer than ten (10) Business Days prior to the expected date of commencement of marketing efforts for such Piggyback Offering. In the case of a Piggyback Offering that is a Public

Offering under a registration statement that is not a shelf registration statement, such notice shall be given no fewer than ten (10) Business Days prior to the expected date of filing of such registration statement. The Corporation shall, subject to the provisions of Sections 6.4.3 and 6.4.4 below, include in such Piggyback Offering, as applicable, all Registrable Minority Shares with respect to which the Corporation has received written requests for inclusion therein within seven (7) Business Days after sending the Corporation’s notice and shall file any post effective amendment or prospectus supplement necessary to include such Registrable Minority Shares. Notwithstanding anything to the contrary contained herein, the Corporation may determine not to proceed with any Piggyback Offering upon written notice to the Eligible Minority Stockholders requesting to include their Registrable Minority Shares in such Piggyback Offering.

6.4.3 Priority on Primary Piggyback Offerings.

(a) If a Piggyback Offering is an underwritten primary registration on behalf of the Corporation, and the managing underwriters for such Piggyback Offering advise the Corporation that in their reasonable opinion the number of securities requested to be included in such Piggyback Offering exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Corporation, the Corporation shall include in such Piggyback Offering the number which can be so sold in the following order of priority: (i) first, the securities the Corporation proposes to sell, (ii) second, the Registrable Minority Shares requested to be included in such Piggyback Offering by any Eligible Minority Stockholders and any Common Shares requested to be included in such Piggyback Offering by any RTL Group Member (pro rata among such Eligible Minority Stockholders and such RTL Group Members on the basis of the number of Common Shares requested to be included thereby) and (iii) third, other securities requested to be included in such Piggyback Offering. If, as a result of the proration provisions of this Section 6.4.3(a), the number of Registrable Minority Shares a given Eligible Minority Stockholder actually includes in a given Piggyback Offering is less than seventy-five percent (75%) of the total number of Registrable Minority Shares that such Eligible Minority Stockholder elected to include as set forth in its written request delivered to the Corporation pursuant to Section 6.4.2, then that offering shall not count as one of the three offerings referred to in Section 6.4.1 with respect to such Eligible Minority Stockholder.

(b) If, as a result of the proration provisions of this Section 6.4.3, any Eligible Minority Stockholder shall not be entitled to include in a Piggyback Offering all Registrable Minority Shares that it has requested be included, such Eligible Minority Stockholder may elect to withdraw its request to include Registrable Minority Shares in such Piggyback Offering or may reduce the number it requests to be included; provided, however, that (i) such request must be made in writing prior to the execution of the underwriting agreement and (ii) such withdrawal shall be irrevocable and, after making such withdrawal, such Eligible Minority Stockholder shall no longer have any right to include in such Piggyback Offering the Registrable Minority Shares as to which such withdrawal was made.

6.4.4 Priority on Secondary Piggyback Offerings.

(a) If a Piggyback Offering is an underwritten secondary registration on behalf of Other Holders, and the managing underwriters advise the Corporation that in their opinion the number of securities requested to be included in such Piggyback Offering exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Other Holders and the Corporation, the Corporation shall include in such registration the number that can be so sold in the following order of priority: (i) first, the securities requested to be included therein by the Other Holders requesting such registration (pro rata among such Other Holders on the basis of the number of Common Shares such Other Holders request to be included in such Piggyback Offering), and (ii) second, the Registrable Minority Shares requested to be included therein by any Eligible Minority Stockholders and Common Shares requested to be included therein by any RTL Group Member that are not being sold pursuant to clause (i) (pro rata among such Eligible Minority Stockholders and RTL Group Members, if any, on the basis of the number of Registrable Minority Shares and Common Shares they request to be included in such Piggyback Offering), and (iii) third, other securities requested to be included in such registration. If, as a result of the proration provisions of this Section 6.4.4(a), the number of Registrable Minority Shares a given Eligible Minority Stockholder actually includes in a given Piggyback Offering is less than seventy-five percent (75%) of the total number of Registrable Minority Shares that such Eligible Minority Stockholder elected to include as set forth in its written request delivered to the Corporation pursuant to Section 6.4.2, then that offering shall not count as one of the three offerings referred to in Section 6.4.1 with respect to such Eligible Minority Stockholder.

(b) If, as a result of the proration provisions of this Section 6.4.4, any Eligible Minority Stockholder shall not be entitled to include all Registrable Minority Shares in a Piggyback Offering that it has requested be included, such Eligible Minority Stockholder may elect to withdraw its request to include Registrable Minority Shares in such Piggyback Offering or may reduce the number it requests to be included; provided, however, that (i) such request must be made in writing prior to the execution of the underwriting agreement and (ii) such withdrawal shall be irrevocable and, after making such withdrawal, such Eligible Minority Stockholder shall no longer have any right to include in such Piggyback Offering the Registrable Minority Shares as to which such withdrawal was made.

6.4.5 Selection of Underwriters. If any Piggyback Offering is an underwritten primary registration on behalf of the Corporation, the Corporation will have the sole right to select the investment banker(s) and manager(s) for the offering. If any Piggyback Offering is an underwritten secondary registration on behalf of Other Holders, the Corporation or the Other Holders, in accordance with any agreement governing such registration, will have the sole right to select the investment banker(s) and manager(s) for the offering.

6.4.6 Registration Expenses. All Registration Expenses shall be borne by the Corporation. Eligible Minority Stockholders whose shares are included in a Piggyback Offering shall bear all underwriting fees, discounts, selling commissions and stock transfer taxes applicable to all shares of Common Stock registered by such Stockholders and legal expenses not included within the definition of Registration Expenses relating to Registrable Securities registered pro rata on the basis of the number of Registrable Securities sold by each such Eligible Minority Stockholder.

6.4.7 Participation in Underwritten Offering/Sale of Registrable Securities.

(a) It shall be a condition precedent to the obligations of the Corporation to include Registrable Minority Shares of any Eligible Minority Stockholder in any registration statement or prospectus, as the case may be, for a Piggyback Offering that such Eligible Minority Stockholder shall timely furnish to the Corporation (as a condition precedent to its participation in such Piggyback Offering) such information as the Corporation may reasonably request pursuant to applicable law, rule or regulation (i) for the purpose of including such Eligible Minority Stockholder’s Registrable Minority Shares in the registration statement or prospectus and (ii) to enable the Corporation to prepare a supplement or post-effective amendment to any registration statement or a supplement to any prospectus.

(b) No Eligible Minority Stockholder may participate in any Public Offering pursuant to this Article 6 unless such Eligible Minority Stockholder (i) agrees to sell its securities on the basis provided in any underwriting arrangements in customary form; (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and (iii) agrees to standard indemnification obligations (which shall be several but not joint) in favor of the Corporation and its controlling persons, solely with respect to any information concerning such Eligible Minority Stockholder supplied by such Eligible Minority Stockholder for inclusion in any registration statement, prospectus and/or any supplement or amendment to the foregoing.

6.4.8 Holdback Agreements. In connection with any underwritten public offering of Common Stock (a “Corporation Underwritten Offering”), if requested by the managing underwriter for such offering, each Minority Stockholder that owns one percent (1%) or more of the outstanding Common Shares agrees to enter into a lock-up agreement containing customary restrictions on transfers of equity securities of the Corporation (except with respect to such securities as are proposed to be offered pursuant to such offering), or any securities convertible into or exchangeable or exercisable for such securities (other than any New Convertible Secured Notes), without prior written consent from such managing underwriter, during the seven (7) days prior to and the ninety (90)-day period (or, in the case of the Corporation’s initial public offering, one hundred eighty (180)-day period) beginning on the date of pricing of such public offering (subject to extension in connection with any earnings release or other release of material information pursuant to FINRA Rule 2711(f) to the extent applicable) (the “Lock-Up Period”); provided, that such Eligible Minority Stockholders shall not be subject to the provisions hereof unless the Corporation’s directors, officers, Stockholders who beneficially own 1% or more of the outstanding Common Shares and any other Stockholders participating in such offering shall have signed lock-up agreements with the managing underwriter containing substantially similar terms and if any such Person shall be subject to a shorter Lock-Up Period, receives more advantageous terms relating to the Lock-Up Period or receives a waiver of its Lock-Up Period from the Corporation or an underwriter, then Eligible Minority Stockholders shall receive such shorter period, more advantageous terms and the benefit of that waiver. For the avoidance of doubt, the requirements of this Section 6.4.8 shall apply to any Person who becomes a Minority Stockholder that owns one percent (1%) or more of the outstanding Common Shares at any time during the Lock-Up Period, including through the conversion of New Convertible Secured Notes.

6.5 Approval of the Minority Stockholders for Certain Transactions. During the period beginning on the first date on which any New Convertible Secured Notes are converted into Common Shares pursuant to their terms and ending at such time as the RTL Group collectively owns less than thirty percent (30%) of the outstanding Common Shares, and to the extent any Minority Shares are outstanding at such time, the Corporation shall not take the following actions without the prior affirmative vote of (x) Stockholders holding at least a majority of the then outstanding Common Shares and (y) Minority Stockholders holding at least a majority of the then issued and outstanding Minority Shares:

(a) undertaking, committing to undertake, authorizing or entering into an agreement to effectuate a merger or consolidation of the Corporation;

(b) purchasing or acquiring any assets material to the Corporation and its Subsidiaries, taken as a whole (including through the issuance of additional Common Shares as purchase price for such purchase or acquisition);

(c) selling, conveying, transferring or otherwise disposing, in one transaction or in a series of related transactions, by the Corporation of any asset or property material to the Corporation and its Subsidiaries, taken as a whole.

ARTICLE 7

TRANSFERS OF SHARES

7.1 Tag-Along Rights

7.1.1 If during the Protected Period (as defined in Section 6.1.1), any RTL Group Member proposes to effect a Transfer (other than an Excluded Transfer), whether in one transaction or a series of related transactions, (a) of Common Shares constituting more than thirty percent (30%) of the Corporation’s outstanding Common Shares or (b) resulting in the RTL Group collectively owning less than fifty percent (50%) of the then outstanding Common Shares (each, a “Tag-Along Transfer”), such RTL Group Member shall promptly give written notice to the Corporation such that the Corporation shall give written notice (the “Transfer Notice”) to each Minority Stockholder and the trustee under the New Convertible Secured Notes Indenture at least twenty (20) days prior to the closing of such Tag-Along Transfer. The Transfer Notice shall describe in reasonable detail the proposed Tag-Along Transfer including, the total number of Common Shares to be Transferred pursuant thereto (the “Transfer Shares”), the identity of the prospective transferee(s) (the “Tag Purchaser”), the purchase price of each such Transfer Share to be sold and the date such proposed sale is expected to be consummated.

7.1.2 Each Minority Stockholder shall have the right, exercisable upon delivery of an irrevocable written notice to such RTL Group Member within ten (10) Business Days after receipt of the Transfer Notice (the “Response Deadline”), to participate in such proposed Transfer on the same terms and conditions as set forth in the Transfer Notice including, the making of all representations, warranties and covenants and the granting of all indemnifications and similar agreements and arrangements agreed to by such RTL Group Member in the executed agreement (or substantially final draft agreement) effectuating such Tag-Along Transfer (the “Sale Agreement”) (including participation in any escrow arrangements to the extent of their respective “proportional share”); provided, that any failure by any Minority Stockholder to timely deliver such written notice prior to the Response Deadline shall constitute an irrevocable waiver of such Minority Stockholder’s right to sell its Minority Shares in such Tag-Along Transfer. Each Minority Stockholder electing to participate in the Tag-Along Transfer described in the Transfer Notice (each, a “Participant”) shall indicate in its irrevocable notice of election to such RTL Group Member the maximum number of Common Shares it desires to Transfer pursuant thereto, which shall not exceed such Participant’s “pro rata portion” of the Transfer Shares. Each such Participant shall be entitled to Transfer up to a number of Common Shares (rounded down to the nearest whole share) equal to such Participant’s “pro rata portion” of the Transfer Shares as set forth in the Transfer Notice. For purposes of this Section 7.1: (a) “pro rata portion” shall mean for each Participant a fraction, the numerator of which is the number of Common Shares held by such Participant immediately prior to the Transfer proposed in the Transfer Notice and the denominator of which is the total number of Common Shares outstanding immediately prior to the Transfer proposed in the Transfer Notice; and (b) “proportional share” shall mean for each Participant a fraction, the numerator of which is the number of Minority Shares sold by such Participant in the Tag-Along Transfer and the denominator of which is the total number of Transfer Shares. Notwithstanding anything to the contrary contained in this Section 7.1, if the Transfer Shares constitute more than a majority of the then outstanding Common Shares, each Participant shall have the right to elect to either (x) include up to its “pro rata portion” of the Transfer Shares or (y) include all (but not less than all) of its Minority Shares, in each case, in such Tag-Along Transfer.

7.1.3 Each Participant shall effect its participation in the Tag-Along Transfer by delivering to such RTL Group Member (to hold in trust as agent for such Participant), at least three (3) Business Days prior to the date scheduled for the consummation of such Tag-Along Transfer as set forth in the Transfer Notice, (a) one or more certificates or other instruments, as applicable, in proper form for Transfer, which represent the number of Common Shares which such Participant has elected to Transfer in its irrevocable notice in accordance with Section 7.1.2 (but subject to the limitations set forth in Section 7.1.2), (b) a joinder or other similar agreement pursuant to which such Participant shall agree to be bound by the terms and conditions set forth in the Sale Agreement to be in form and substance reasonably satisfactory to such RTL Group Member, and (c) executed copies (or signature pages thereof) of such other agreements, documents or certificates as such RTL Group Member and/or the Tag Purchaser shall reasonably request. Such certificate or certificates or other instruments, as applicable, shall be delivered by such RTL Group Member to the Tag Purchaser on the date scheduled for the consummation of the Tag-Along Transfer pursuant to the terms and conditions specified in the Sale Agreement and the Tag Purchaser shall remit to each such Participant its “proportional share” of the net sale proceeds (taking into account any transaction costs and expenses incurred by such RTL Group Member in connection with such Tag-Along Transfer and any transaction costs and expenses incurred by such RTL Group Member on behalf of the Corporation in connection with such Tag-Along Transfer) to which such Participant is entitled by reason of its participation in such sale.

7.1.4 The exercise or non-exercise of the rights of any Minority Stockholder hereunder to participate in one or more Tag-Along Transfers shall not adversely affect such Minority Stockholder’s rights to participate in subsequent Tag-Along Transfers subject to this Section 7.1.

7.1.5 Notwithstanding anything contained in this Section 7.1 to the contrary, there shall be no liability on the part of the Corporation or any RTL Group Member (or any of its Affiliates or Transferees) to any Minority Stockholder in the event no shares of Common Stock are sold notwithstanding the delivery of any Transfer Notice pursuant to Section 7.1.1 or the compliance with any other provision in this Section 7.1.

7.1.6 For convenience of administration, any RTL Group Member may Transfer its Common Shares in any Tag-Along Transfer without offering the Minority Stockholders the opportunity to participate in such Tag-Along Transfer in compliance with this Section 7.1, so long as such RTL Group Member (a) provides each Minority Stockholder and the trustee under the New Convertible Secured Notes Indenture with (i) written notice of such Tag-Along Transfer within ten (10) Business Days after the consummation thereof and (ii) fifteen (15) Business Days after delivery of such notice to decide whether to Transfer to such RTL Group Member its “pro rata portion” of the total number of Common Shares Transferred by such RTL Group Member in such Tag-Along Transfer, and (b) within twenty (20) Business Days after delivery of such notice to the Minority Stockholders, purchases from each Minority Stockholder the Common Shares each such Minority Stockholder elects to sell to such RTL Group Member pursuant to this Section 7.1.6 on the same terms and conditions (including with respect to price, the making of all representations, warranties and covenants and the granting of all indemnifications and similar agreements and arrangements (including participation in any escrow arrangements to the extent of its “proportional share”)) as such RTL Group Member Transferred its Common Shares to the Tag Purchaser.

7.1.7 Excluded Transfers. The provisions in this Section 7.1 shall not apply to any Transfer of Common Shares by any RTL Group Member (a) as required by any governmental or regulatory authority having jurisdiction over such RTL Group Member, (b) to any Affiliate of such RTL Group Member, (c) in connection with a Public Offering or (d) any Sale of the Business effected pursuant to Section 7.2 (each of the foregoing Transfers described in clauses (a) through (d), an “Excluded Transfer”).

7.2 Drag-Along Rights.

7.2.1 At the written request of any RTL Group Member at least twenty (20) days prior to the closing of a Transfer by the RTL Group of Common Shares constituting more than a majority of the then outstanding Common Shares (a “Sale of the Business”), the Corporation shall notify each Minority Stockholder of such Sale of the Business and each Minority Stockholder agrees to vote its shares of voting securities of the Corporation for, consent to, and raise no objection to such Sale of the Business and shall take all other actions necessary or reasonably required to cause the consummation of such Sale of the Business on the terms proposed by such RTL Group Member, which shall control all decisions in connection therewith (including the hiring or termination of any investment bank or professional advisor). Without limiting the foregoing, (a) if such Sale of the Business is structured as a sale of assets or a merger or consolidation, then each Stockholder shall vote, or cause to be voted, all of its shares of voting securities of the Corporation over which such Person has the power to vote or direct the voting and which are entitled to vote on such Sale of the Business at a special or annual meeting of Stockholders or by written consent in lieu of a meeting in favor of such transaction and shall irrevocably waive any dissenter’s rights, appraisal rights or similar rights which such Stockholder may be entitled under applicable law in connection therewith and (b) if such Sale of the Business is structured as or involves a sale or redemption of Equity Securities, then each Stockholder shall agree to sell such Stockholder’s “pro rata portion” of the Equity Securities being sold in such Sale of the Business on the economic terms and conditions approved by such RTL Group Member. Notwithstanding the foregoing, in no event shall any Stockholder be obligated to participate in a Sale of the Business (i) at a price lower than fair market value for such holder’s Common Stock established by an independent internationally recognized investment banking firm in a written fairness opinion or (ii) for consideration other than cash. Each Stockholder (other than RTL and its Affiliates) (such Stockholders, the “Proxy Stockholders”) shall irrevocably constitute and appoint RTL and any designee of RTL, with full power of substitution and resubstitution, at any time from the Initial Conversion Date until such time as this provision shall be terminated pursuant to Section 7.5 (the “Term”), as its true and lawful attorney and proxy, and in its name, place and stead, to vote each of such Proxy Stockholders’ shares of Common Stock (in each case whether shares of Common Stock are currently owned or may be acquired in the future by the Proxy Stockholder) as its proxy, at every regular, special, adjourned or postponed meeting of Stockholders, including the right to sign its name (as Stockholder) to any consent, certificate or other document relating to the Corporation that the laws of the State of Delaware may permit or require with respect to any matter to be voted on by the Stockholders. The foregoing proxy and power of attorney are irrevocable, are coupled with an interest throughout the Term and shall survive and not be affected by the death, dissolution, termination, bankruptcy or incapacity of any of the Proxy Stockholder. The Proxy Stockholders shall not (A) grant any proxy or enter into or agree to be bound by any voting trust with respect to any Equity Securities or enter into any agreement, arrangement or understanding with any Person that is inconsistent with the terms of this Section 7.2 or any other provisions of this Article 7 including agreements or arrangements with respect to the acquisition, Transfer or voting of any Equity Securities (including the entrance into a voting trust, the grant of a proxy or the entry into any other voting or similar agreement or arrangement) or (B) act, for any reason, as a member of a group or in concert with any other Stockholders (current or future owners of Equity Securities) in connection with the acquisition, Transfer or voting of any Equity Securities in any manner which is inconsistent with the provisions of this Section 7.2 or any other provisions of this Article 7.

7.2.2 The Corporation and each of the Stockholders shall cooperate fully with the applicable RTL Group Member and the purchaser in any such Sale of the Business and execute and deliver all documents (including purchase agreements, if applicable) and instruments as such RTL Group Member and such purchaser request to effect such Sale of the Business including, the making of all representations, warranties and covenants and the granting of all indemnifications and similar agreements and arrangements agreed to by such RTL Group

Member (including, participating in any escrow arrangements to the extent of their respective “proportional share”); the applicable RTL Group Member agrees that upon such Sale of the Business each Stockholder shall receive its “proportional share” of the net proceeds (taking into account any transaction costs and expenses incurred by such RTL Group Member in connection with such Sale of the Business and any transaction costs and expenses incurred by such RTL Group Member on behalf of the Corporation in connection with such Sale of the Business) and, subject to the foregoing and as otherwise provided in this Section 7.2, such sale shall be on the same terms and conditions as afforded to such RTL Group Member. For purposes of this Section 7.2: (a) “pro rata portion” shall mean for each Stockholder a fraction, the numerator of which is the number of Common Shares held by such Stockholder immediately prior to such Sale of Business and the denominator of which is the total number of Common Shares outstanding immediately prior to such Sale of the Business; and (b) “proportional share” shall mean for each Stockholder a fraction, the numerator of which is the number of Common Shares sold by such Stockholder in the Sale of the Business and the denominator of which is the total number of Common Shares sold in the Sale of the Business.

7.2.3 Notwithstanding anything to the contrary contained in this Certificate, no Stockholder shall have any rights under Section 7.1 if any RTL Group Member exercises its rights under this Section 7.2 with respect to a Sale of the Business; provided, that if such Sale of the Business constitutes a Transfer by the RTL Group of Common Shares constituting more than a majority of the then outstanding Common Shares, each Minority Stockholder shall have the right to elect to sell, in lieu of its “pro rata portion” of the Common Shares being sold pursuant to the Sale of the Business, all (but not less than all) of its Common Shares in such Sale of the Business.

7.2.4 Notwithstanding anything contained in this Section 7.2 to the contrary, there shall be no liability on the part of the Corporation or any RTL Group Member (or its Affiliates and Transferees) to any other Stockholder in the event a Sale of the Business is not consummated notwithstanding the delivery of any written request by an RTL Group Member pursuant to Section 7.2.1 or the compliance with any other provision in this Section 7.2.

7.3 Preemptive Rights.

7.3.1 From the Initial Conversion Date, if the Corporation shall decide to undertake an issuance of New Common Securities (any such issuance being hereby expressly consented to by each Stockholder in its capacity as such), the Corporation shall at such time deliver to each Stockholder of record as of a record date established by the Board of Directors a written notice describing the amount, type and terms (including the exercise price and expiration date thereof in the case of any options) of such New Common Securities, the purchase price per New Common Security (the “New Common Securities Price”) to be paid by the purchasers of such New Common Securities and the other material terms upon which the Corporation has decided to issue the New Common Securities including, the expected timing of such issuance which will in no event be more than sixty (60) days or less than thirty (30) days after the date upon which such notice is given (the “Preemptive Notice”). Each Stockholder shall have fifteen (15) days from the date on which the Preemptive Notice is given (or such longer period as may be established by the Board of Directors) to agree by written notice to the Corporation (a “Preemptive Exercise Notice”) to purchase up to its “pro rata portion” of such New Common

Securities for the New Common Securities Price and upon the general terms specified in the Preemptive Notice and stating therein the quantity of New Common Securities to be purchased by any Stockholder, including any Excess New Common Securities such Stockholder wishes to purchase if such securities are available. In the event that in connection with such a proposed issuance of New Common Securities, any Stockholder shall for any reason fail or refuse to give such written notice to the Corporation within such fifteen (15) day period (or such longer period as may be established by the Board of Directors), such Stockholder shall, for all purposes of this Section 7.3, be deemed to have refused (in that particular instance only) to purchase any of such New Common Securities and to have waived (in that particular instance only) all of its rights under this Section 7.3 to purchase any of such New Common Securities. For purposes of this Section 7.3, a Stockholder’s “pro rata portion” shall mean, at any time, the quotient obtained by dividing the number of Common Shares owned of record by such Stockholder at such time by the aggregate number of Common Shares outstanding at such time. In the event that any Stockholder does not elect to purchase all of its respective “pro rata portion”, the New Common Securities which were available for purchase by all such non-electing Stockholders (the “Excess New Common Securities”) shall automatically be deemed to be accepted for purchase by the Stockholders who indicated in their Preemptive Exercise Notice a desire to participate in the purchase of New Common Securities in excess of their “pro rata portion”. Unless otherwise agreed by all of the Stockholders participating in the purchase, each Stockholder who indicated in its Preemptive Exercise Notice that it desired to purchase more than its “pro rata portion” shall purchase a number of Excess New Common Securities equal to the lesser of (x) the number of Excess New Common Securities indicated in the Preemptive Exercise Notice, if any, and (y) an amount equal to the product of (A) the number of Excess New Common Securities and (B) a fraction, the numerator of which is the number of Common Shares owned of record at such time by such Stockholder and the denominator of which is the aggregate number of Common Shares owned of record at such time by all Stockholders participating in such purchase of Excess New Common Securities.

7.3.2 The Corporation shall be free to issue any New Common Securities (including any Excess New Common Securities) that are not acquired by the Stockholders entitled to subscribe for and purchase such New Common Securities to any Person; provided, that (x) the price per New Common Security at which such New Common Securities are being issued to and purchased by such Person is not less than the New Common Securities Price and (y) the other terms and conditions pursuant to which such Person purchases such New Common Securities are not more favorable than the terms set forth in the Preemptive Notice. Any New Common Securities not issued or sold within one hundred fifty (150) days after the date of the Preemptive Notice shall again be subject to the provisions of this Section 7.3.

7.3.3 For convenience of administration, the Corporation may issue New Common Securities to RTL or any of its Affiliates without offering the other Stockholders the opportunity to participate in such sale in compliance with this Section 7.3, so long as RTL or such Affiliate (a) provides each such other Stockholder with (i) written notice of such issuance within sixty (60) Business Days after such issuance and (ii) at least fifteen (15) days after delivery of such notice to decide whether to purchase up to its “pro rata portion” of such New Common Securities from RTL or such Affiliate, as applicable, and (b) within thirty (30) days after delivery of such notice to the Stockholders, sells to each Stockholder that elects to purchase

New Common Securities pursuant to this Section 7.3.3 the number of New Common Securities so elected on the same terms and conditions (including price) as RTL or such Affiliate, as applicable, purchased such New Common Securities from the Corporation.

7.4 Legend. A statement shall be set forth on the face or back of each certificate representing shares of each class or series of capital stock of the Corporation to the effect that: (a) such shares and the ownership thereof are subject to restrictions on Transfer set forth in this Certificate; and (b) the Corporation will furnish without charge to each stockholder of the Corporation who so requests a copy of this Certificate.

7.5 Termination of Rights. The rights set forth in this Article 7 (other than the legend requirements set forth in Section 7.4 above, to the extent still applicable) shall terminate automatically upon the occurrence of the End Date; provided, that the rights set forth in Section 7.3 shall continue in perpetuity unless terminated by the affirmative vote of the holders of at least a majority of the outstanding Minority Shares entitled to vote thereon.

ARTICLE 8

Certain Definitions

For purposes of this Certificate:

“Affiliate” shall mean, with respect to any Person, any other Person that (either directly or indirectly) controls, is controlled by, or is under direct or indirect common control with the specified Person. The term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” shall mean any day, other than a Saturday, a Sunday or a day on which banks located in New York, New York are authorized or required by applicable law to close.

“Common Securities” shall mean all Common Shares (including without limitation any shares authorized pursuant to Article 4 but not yet issued or outstanding) or options, warrants or other equity securities exercisable or convertible into Common Securities.

“Conversion Threshold Date” shall mean the date on which sufficient New Convertible Secured Notes have been converted pursuant to their terms into Common Shares to constitute in the aggregate at least ten percent (10%) of the outstanding Common Shares on such date (after giving effect to such conversion).

“Effective Date” shall mean the effective date of the restructuring transactions described in the Amended and Restated Offering Memorandum, Consent Solicitation Statement and Disclosure Statement, dated as of March 8, 2013, as amended by the Supplement No. 1 dated as of March 18, 2013, in each case, filed by the Corporation with the SEC.

“Equity Securities” shall mean all shares of capital stock of the Corporation (including without limitation any shares authorized pursuant to Article 6 but not yet issued or outstanding) or options, warrants or other equity securities exercisable or convertible into shares of capital stock of the Corporation.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Initial Conversion Date” shall mean first date on which any New Convertible Secured Notes are converted or are convertible into Common Shares pursuant to their terms.

“Minority Shares” shall mean any outstanding Common Shares not owned by the RTL Group.

“Minority Stockholder” shall mean any holder of Minority Shares.

“New Common Securities” shall mean any Common Securities of the Corporation, whether authorized now or in the future; provided, that “New Common Securities” shall not include (a) Common Securities issued (i) upon the exercise or conversion of any warrant, option, or convertible security issued by the Corporation in a transaction subject to Section 7.3 or covered by an exception set forth in Section 7.3, (ii) to any employee, director, or consultant of the Corporation pursuant to an employee incentive plan or similar arrangement approved by the Board of Directors (such Common Securities not to exceed ten percent (10%) of the Common Securities outstanding at the time of such issuance); (iii) upon the direct or indirect conversion, exchange or exercise of any securities issued by the Corporation on or prior to the Effective Date, (iv) in connection with any subdivision of securities (including any stock dividend or stock split), any combination of securities (including any reverse stock split) or any recapitalization, reorganization or reclassification of the Corporation; (v) as consideration for the acquisition of another Person or all or substantially all of the assets of another Person (whether by merger, recapitalization, business combination or otherwise); or (vi) to any third party lenders as “equity kickers” in connection with what is primarily a loan transaction pursuant to any agreement or arrangement approved by the Board of Directors; (b) Common Securities sold in a Public Offering; (c) any issuance of Common Shares representing less than five percent (5%) of the Common Securities then outstanding; provided, that any issuance effected pursuant to this clause (c), taken together with all other issuances effected pursuant to this clause (c), shall not, in aggregate, exceed five percent (5%) of the Common Securities outstanding at any time; or (d) Common Securities issued upon the exercise or conversion of any Common Securities described in the foregoing.

“New Convertible Secured Notes” shall mean those 10% convertible junior secured notes due 2018 issued by CEDC Finance Corporation International, Inc., an indirect wholly-owned subsidiary of the Corporation, pursuant to the New Convertible Secured Notes Indenture.

“New Convertible Secured Notes Indenture” shall mean that certain Indenture, dated as of May 31, 2013, by and among (a) CEDC Finance Corporation International, Inc., as the issuer, (b) the Corporation, as parent, (c) the entities listed on Schedule 1 thereof, as guarantors, (d) U.S. Bank National Association, as trustee, (e) Deutsche Bank Trust Company Americas, as registrar, transfer agent, paying agent and conversion agent, (f) Deutsche Bank AG, London Branch, as Polish security agent, and (g) TMF Trustee Limited, as security agent.

“New Secured Notes” shall mean those 10% senior secured notes due 2018 issued by CEDC Finance Corporation International, Inc., an indirect wholly-owned subsidiary of the Corporation, pursuant to that certain Indenture, dated as of May 31, 2013, by and among (a) CEDC Finance Corporation International, Inc., as the issuer, (b) the Corporation, as parent, (c) the entities listed on Schedule 1 thereof, as guarantors, (d) U.S. Bank National Association, as trustee, (e) Deutsche Bank Trust Company Americas, as registrar, transfer agent and paying agent, (f) Deutsche Bank AG, London Branch, as Polish security agent, and (g) TMF Trustee Limited, as security agent.

“Other Holders” shall mean holders of the Corporation’s securities that are not Eligible Minority Stockholders.

“Person” shall mean shall mean any individual, corporation, limited partnership, general partnership, limited liability partnership, limited liability company, joint stock company, joint venture, corporation, unincorporated organization, association, company, trust, group or any governmental or political subdivision or any agency, department or instrumentality thereof.

“Piggyback Offering” shall mean an offering of Common Shares pursuant to a registration statement in any Public Offering (including an “at-the-market offering” or a “registered direct offering”), whether for the account of the Corporation or for the account of Other Holders.

“Plan” shall mean the Plan of Reorganization of the Corporation and certain of its subsidiaries and Affiliates under chapter 11 of the United States Code, 11 U.S.C. §§ 101-1532.

“Public Disclosure” shall mean disclosure made in a press release reported by Dow Jones News Service, Associated Press, Reuters or a comparable national news service or in a document publicly filed by the Corporation pursuant to Section 13, 14 or 15(d) of the Exchange Act.

“Public Offering” shall mean any underwritten offering by the Corporation of Common Stock to the public pursuant to an effective registration statement filed with the SEC under the Securities Act (or the closing of another transaction that results in any Common Stock being publicly traded and widely held by the public); provided, however, that a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

“Registrable Minority Shares” shall mean Minority Shares, but only prior to (a) their initial transfer or sale pursuant to an effective registration statement under the Securities Act and (b) the date that is three years after the date the Common Stock is initially listed on a national securities exchange.

“Registration Expenses” shall mean all expenses (other than underwriting discounts and commissions) arising from or incident to the registration of Registrable Minority Shares in compliance with Section 6.4, including, without limitation, (a) SEC, stock exchange, FINRA and other registration and filing fees, (b) all fees and expenses incurred in connection with complying with any securities or blue sky laws (including, without limitation, fees, charges and disbursements of counsel in connection with blue sky qualifications of the Common Shares), (c) all printing, messenger and delivery expenses, (d) the fees, charges and disbursements of counsel to the Corporation and of its independent public accountants and any other accounting and legal fees, charges and expenses incurred by the Corporation (including, without limitation, any expenses arising from any special audits or “comfort letters” required in connection with or incident to any registration), (e) the fees and expenses incurred in connection with the listing of the Registrable Minority Shares on the New York Stock Exchange or the NASDAQ (or any other national securities exchange) or the quotation of Registrable Minority Shares on any inter-dealer quotation system, (f) the fees and expenses incurred in connection with any road show for underwritten offerings and (g) fees, charges and disbursements of one counsel to the Eligible Minority Stockholders, including, for the avoidance of doubt, any expenses of one counsel to the Eligible Minority Stockholders in connection with the filing or amendment of any registration statement or prospectus under Section 6.4.

“RTL” shall mean Roust Trading Ltd.

“RTL Group” shall mean, collectively, RTL and each Stockholder who is an Affiliate of RTL.

“RTL Group Member” shall mean each member of the RTL Group.

“SEC” shall mean, at any time, the United States Securities and Exchange Commission or any other federal agency at such time administering the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Transfer” shall mean any direct or indirect sale, transfer or other disposition of Common Stock whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.

ARTICLE 9

Indemnification

9.1 Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4 of this Article 9, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by such Indemnified Person was authorized in advance by the Board of Directors.

9.2 Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article 9 or otherwise.

9.3 Non-Exclusivity of Rights. The rights conferred on any person by this Article 9 shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate, the By-Laws, agreement, vote of Stockholders or disinterested Directors or otherwise.

9.4 Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

9.5 Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of Directors, officers and employees under the provisions of this Article 9; and (b) to indemnify or insure Directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article 9.

9.6 Amendment or Repeal. Neither any repeal or modification of the foregoing provisions of this Article 9 nor any amendment to the DGCL that does not have retroactive application shall adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE 10

Amendment of By-Laws

The Board of Directors or the Stockholders may from time to time adopt, or amend or repeal the By-Laws. Such action by the Board of Directors shall require the affirmative vote of at least a majority of the Directors then in office at a duly constituted meeting of the Board of Directors called for such a purpose. Such action by the Stockholders shall require the affirmative vote of the holders of at least a majority of the outstanding shares of stock of the Corporation entitled to vote thereon at a duly constituted meeting of stockholders called for such a purpose.

ARTICLE 11

Stockholder Matters

11.1 Consent in Lieu of Meeting. Any action required or permitted to be taken by the Stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders, unless such consent is unanimous.

11.2 Call of Special Meetings. Special meetings of the Stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Board of Directors, the Chairman of the Board of Directors or the President of the Corporation, and shall be called by the President or the Secretary of the Corporation at the request in writing of a Stockholder or Stockholders possessing at least ten percent (10%) of the voting power of the issued and outstanding voting stock of the Corporation entitled to vote generally for the election of Directors. Such request shall include a statement of the purpose or purposes of a proposed meeting.

11.3 Corporate Opportunities.

11.3.1 Because the RTL Group Members are substantial Stockholders and in recognition of the fact that RTL Group Members may engage in the same or similar activities or lines of business as the Corporation and may thereby be interested in the same corporate opportunities as the Corporation, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with RTL (including the service of RTL Group Members as officers and directors of the Corporation), the provisions of this Section 11.3 are set forth pursuant to Section 122(17) of the DGCL to regulate and define the conduct of certain affairs of the Corporation as they may involve the RTL Group, and the powers, rights, duties and liabilities of the Corporation and its officers, Directors and Stockholders in connection therewith.

11.3.2 RTL shall have no duty not to (a) engage in, acquire or possess an interest in any other business venture of any kind, nature or description, independently or with others, whether or not such ventures are competitive with or in the same or similar lines of business as the Corporation or (b) engage in business or other dealing with persons or entities transacting business with the Corporation. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation to participate in any such venture or business of RTL and acknowledges that no RTL Group Member shall be liable to the Corporation or its Stockholders for breach of any fiduciary duty solely by reason of RTL’s participation in any such venture.

11.3.3 In the event that RTL acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both RTL and the Corporation, RTL shall have no duty to offer or communicate information regarding such corporate opportunity to the Corporation. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation in any such corporate opportunity and acknowledges that no RTL Group Member shall be liable to the Corporation or its Stockholders for breach of any fiduciary duty as a Stockholder by reason of the fact that RTL pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Corporation.

11.3.4 In the event that any RTL Group Member serving as an officer or director of the Corporation acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both such RTL Group Member and the Corporation, such officer or Director shall have no duty to offer or communicate information regarding such corporate opportunity to the Corporation except as provided below. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation in any such corporate opportunity and acknowledges that such officer or Director shall not be liable to the Corporation or its Stockholders for breach of any fiduciary duty by reason of the fact that RTL pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not communicate or offer information regarding such corporate opportunity to the Corporation, provided, however, that any corporate opportunity which is expressly offered to a RTL Group Member in writing solely in his or her capacity as an officer or Director of the Corporation shall belong to the Corporation.

11.3.5 Any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 11.3.

ARTICLE 12

Amendment of Certificate of Incorporation

Except as set forth in this Article 12 or as otherwise specifically required by law, no amendment of any provisions of this Certificate shall be made unless such amendment has been first proposed by the Board of Directors upon the affirmative vote of at least a majority of the Directors then in office at a duly constituted meeting of the Board of Directors called for such purpose and thereafter approved by the Stockholders by the affirmative vote of at least a majority of the holders of the outstanding shares of stock of the Corporation entitled to vote thereon; provided, however, that (i) during the Protected Period, any amendment or modification to Section 6.1 or Section 6.5 must also be approved by the affirmative vote of holders of at least a majority of the then outstanding Minority Shares and (ii) until the End Date, (A) any amendment or modification to Section 6.3, Section 6.4, Section 6.5, Section 7.1, Section 7.2, Section 7.3, Section 11.2 or Article 12 must also be approved by the affirmative vote of holders of at least a majority of the then outstanding Minority Shares and (B) any amendment or modification to Section 6.2 must also be approved by either (x) a majority in outstanding principal amount of New Convertible Secured Notes (other than those owned by RTL, any Affiliate of RTL or the Corporation) or (y) the affirmative vote of holders of at least a majority of the then outstanding Minority Shares; provided, further, that notwithstanding anything to the contrary contained in this Certificate, at any time prior to the End Date during which (1) there are no Minority Shares outstanding or (2) the amount of Minority Shares outstanding represent both (A) less than one percent (1%) of the then outstanding Common Shares and (B) conversion of a principal amount of New Convertible Secured Notes constituting less than five percent (5%) of the aggregate principal amount of New Convertible Secured Notes initially issued, then any provision of this Certificate that may only be amended or modified with the approval of the affirmative vote of holders of at least a majority of the then outstanding Minority Shares may be amended or modified without such approval but, in lieu thereof, shall require the approval of a majority in outstanding principal amount of New Convertible Secured Notes (other than those owned by RTL, any Affiliate of RTL or the Corporation).

ARTICLE 13

Specific Performance

Minority Stockholders shall be entitled to seek specific performance to prevent breaches by the Corporation of their rights under Article 6 and Article 7 (provided, that only Eligible Minority Stockholders shall be so entitled with respect to Section 6.4) to the extent that (i) irreparable damage would occur in the event that any of such rights were not complied with in accordance with their specific terms or were otherwise breached and (ii) an award of money damages would be inadequate in such event.

***

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 5th day of June, 2013.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ Brian Morrissey
	Name:	Brian Morrissey
	Title:	Secretary

[Signature Page to CEDC A&R Certificate of Incorporation]